Exhibit 99.1

FOR IMMEDIATE RELEASE

CellSearch™ Circulating Tumor Cell Kit Receives FDA Clearance for

Monitoring Patients with Metastatic Breast Cancer

Huntingdon Valley, PA, December 15, 2006 – Immunicon Corporation (NASDAQ-GM:IMMC) announced today that Veridex, LLC, a Johnson & Johnson company, received FDA clearance for the CellSearch™ Circulating Tumor Cell Kit as an aid in the monitoring of patients with metastatic breast cancer. Serial testing for circulating tumor cell (CTC) count should be used in conjunction with other clinical methods for monitoring breast cancer. A CTC count of 5 or more per 7.5 mL of blood at any time during the course of the disease is predictive of shorter progression-free survival and overall survival. Veridex exclusively markets Immunicon’s products in the cellular cancer field.

Byron Hewett, president and CEO of Immunicon commented, “The new claims are powerful. The submission, cleared by the FDA, provides compelling data that the CellSearch test provides a new level of clinical utility for CTCs in the management of patients with metastatic breast cancer. In addition to clearing claims for monitoring patients, the FDA submission includes data comparing CT scan and CTC counts, which will facilitate dialogue and education regarding the use of the two technologies.”

CT scans are currently the principal diagnostic tool for assessing cancer progression or response to therapy. The radiologist measures the size and number of metastatic lesions and calculates if the lesions present have increased or decreased in size or number or both. This is commonly defined as the tumor burden. Clinically meaningful results from CT scans can only be obtained 12 weeks after the start of a course of drug therapy since changes to size and number of lesions occurs slowly. Also, the measurement procedures employed are subjective. In studies conducted by Immunicon, two radiologists were asked to read the same CT films three separate times with a one week interval between each analysis. The first radiologist disagreed with his prior interpretation 25% of the time, and the second radiologist disagreed with initial assessment 9.1% of the time. Disagreement between the two radiologists was 11.4%.

In contrast, assessment of CTC counts was much more reproducible between multiple technicians. Patients were classified as having progressive disease when they had greater than or equal to 5 CTCs per 7.5mL of blood at the first follow-up visit after the initiation of therapy, and as having non-progressive disease when they had less than 5 CTCs per 7.5mL of blood. Two technicians analyzed CTCs, blinded to the other’s interpretation. The percentage assessment of the two technicians disagreed only 0.7% at first follow-up and 1.0% at subsequent follow-ups.

About Immunicon Corporation

Immunicon Corporation is developing and commercializing proprietary cell- and molecular-based human diagnostic and life science research products, and is providing certain analytical services to pharmaceutical and biotechnology companies to assist them in developing new therapeutic agents, with an initial focus on cancer disease management. Immunicon has developed platform technologies to identify, count and characterize a small number of rare cells in blood, such as circulating tumor cells and circulating endothelial cells that are important in many diseases and biological processes. Immunicon’s products and underlying technology platforms also have application in cancer research and may have applications in other fields of medicine, such as cardiovascular and infectious diseases. For more information, please visit www.immunicon.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “intend,” “assume,” “will” and similar expressions. Forward-looking statements contained in this press release include, among others, statements relating to the anticipated clinical utility of Immunicon’s products and other statements not of historical fact. Immunicon cautions investors not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release, are based on the current expectations and intent of the management of Immunicon and involve certain factors, such as risks and uncertainties that may cause actual results to be far different from those suggested by these statements. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict, including, but not limited to, risks and uncertainties associated with: Immunicon’s dependence on Veridex, LLC, a Johnson & Johnson company, in the field of cancer cell analysis; the ability to earn license and milestone payments under Immunicon’s agreement with Veridex; Immunicon’s capital and financing needs; research and development and clinical trial expenditures; commercialization of product candidates; Immunicon’s ability to obtain licenses from third parties to commercialize products; Immunicon’s ability to manage its growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to Immunicon’s customers; compliance with applicable manufacturing standards; retaining key personnel; delays in the development of new products or planned improvements to products; effectiveness of products compared to competitors’ products; protection of Immunicon’s intellectual property; conflicts with third party intellectual property; product liability lawsuits that may be brought against Immunicon; labor, contract or technical difficulties; and competitive pressures in Immunicon’s industry. These factors are discussed in more detail in Immunicon’s filings with the Securities and Exchange Commission. Except as required by law, Immunicon accepts no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for modifications made to this document by Internet or wire services.

“Immunicon” and the Immunicon Corporation logo are registered trademarks of Immunicon Corporation. “CellSearch” is a trademark of Johnson & Johnson. ALL RIGHTS RESERVED.

Contact Information: James G. Murphy SVP of Finance & Administration, CFO 215-346-8313 jmurphy@immunicon.com	Investors/Media: Tierney Communications Denise Portner Vice President 215-790-4395 dportner@tierneyagency.com

3401 Masons Mill Road, Suite 100

Huntingdon Valley, Pennsylvania 19006

phone fax web	215.830.0777 215.830.0751 www.immunicon.com